Exhibit 23

                       Consent of Independent Accountants


Ford Motor Company
The American Road
Dearborn, Michigan

Re:    Ford Motor Company Registration Statement
       Nos. 33-64607, 33-54735, 33-54275, 33-50194,
       33-36061, 33-14951, 2-95020, 333-28181,
       333-49545, 333-58695, 333-47443, 333-86127,
       333-37396, and 333-38580 on Form S-8

We consent to the incorportion by reference in the above Registration Statements of our report dated June 14, 2000 to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 30, 1999, and 1998 and for the year ended December 30, 1999, which is included in this Annual Report on Form 11-K.


/s/PricewaterhouseCoopers LLP

400 Renaissance Center
Detroit, Michigan 48243
June 21, 2000